EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No’s 333-153586, 333-154312 and 333-156105) of Discovery Communications, Inc. of our reports dated February 14, 2008 relating to the financial statements of Discovery Communications Holding, LLC (Successor Company) as of December 31, 2007 and for the period from May 15, 2007 through December 31, 2007, and Discovery Communications, Inc. (Predecessor Company) for the period from January 1, 2007 through May 14, 2007, and for the year-ended December 31, 2006 which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 24, 2009